Exhibit 3.2

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

DYNCORP INTERNATIONAL LLC

This Amended and Restated Operating Agreement of DynCorp International LLC, a Delaware limited liability company (the “Company”), organized pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), is made as of February 11, 2005 and entered into by DynCorp International Inc., (f/k/a DI Acquisition Corp.), a Delaware limited liability company (“DII” or the “Member”).

RECITALS:

WHEREAS, the Company was originally formed pursuant to the Certificate of Formation (the “Certificate”) of the Company filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 27, 2000 and the terms of the Operating Agreement of the Company, dated as of December 27, 2000 and amended as of May 7, 2001 (the “Original Agreement”), entered into by DynCorp, a Delaware corporation (“DynCorp”), as the sole member;

WHEREAS, pursuant to the terms of that certain Purchase Agreement, dated as of December 12, 2004, by and among Computer Sciences Corporation, a Nevada corporation, and DynCorp, on the one hand, and The Veritas Capital Fund II, L.P., a Delaware limited partnership, and DII, on the other hand (as amended by First Amendment to Purchase Agreement, dated as of February 11, 2005, the “Purchase Agreement”), effective as of the date hereof, DI Finance LLC, a Delaware limited liability company (“DI Finance”), as successor by assignment to DII, acquired from DynCorp all of the Membership Interests (as hereinafter defined) in the Company;

WHEREAS, immediately after consummation of the transaction under the Purchase Agreement, DI Finance merged with and into the Company, with the Company being the surviving entity (the “Merger”), and, as result of the Merger, DII has become the owner of all of the Membership Interests in the Company;

WHEREAS, DII, as the Member, desires to continue the Company as a limited liability company without dissolution under the Act; and

WHEREAS, the Member desires to amend and restate the terms of the Original Agreement by entering into this Amended and Restated Operating Agreement of the Company;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, it is hereby agreed that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

FORMATION AND TERM

Section 1.1 Name. The name of the Company is “DynCorp International LLC,” and the Company may conduct business under that name or any other name hereafter approved by the Board (as defined herein), and any Officers (as defined herein) of the Company are to be considered authorized persons within the meaning of the Act who may, each acting alone, execute, deliver, and file any amendment and/or restatement of the Certificate as necessary to change the name of the Company consistent with the provisions of this Agreement.

Section 1.2 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

Section 1.3 Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. At any time, the Board (as defined below) may designate another registered office.

Section 1.4 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. At any time, the Board may designate another registered agent.

Section 1.5 Term. The term of the Company will commence on the date that the Certificate of the Company is filed in the office of the Secretary of State and shall continue until dissolved in accordance with the provisions of this Agreement and the Act.

Section 1.6 Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed or registered if necessary under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Board or any officer of the Company, as authorized person, within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE II

MANAGEMENT

Section 2.1 Board of Managers; Delegation of Authority and Duties.

(a) The Board. The business and affairs of the Company shall be managed and controlled by a board of managers (the “Board”) which shall possess all rights and powers of managers as provided in the Act and otherwise by law. Except as otherwise expressly provided for herein, the Member hereby consents to the exercise by the Board of all such powers and rights conferred on the Member by the Act or otherwise by law with respect to the management and control of the Company.

(b) Delegation by the Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, any Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.

Section 2.2 Establishment of Board.

(a) Number of Members of the Board The authorized number of members of the Board shall be one (1).

(b) Designation. The initial sole member of the Board is Robert B. McKeon. The Member shall have the right to designate (and to remove and designate successive replacements for) the members of the Board.

Section 2.3 Officers.

(a) Designation and Appointment. The Board may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other persons who may be designated as “Officers” of the Company, with titles including but not limited to “chairman,” “chief executive officer,” “president,” vice president,” “treasurer,” “secretary,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the Board. Any number of offices may be held by the same person. In the Board’s discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or members of the Company. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall have qualified as an Officer or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

(b) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board. Designation of any person as an Officer by the Board pursuant to the provisions of Section 2.3(a) shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (i) owe to the Company and the Member duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and (ii) keep the Board reasonably apprised of material developments in the business of the Company.

(d) Chairman. Subject to the powers of the Board, the Chairman of the Company shall have such powers, perform such tasks and have such responsibilities as are possessed, performed and held by persons employed in similar capacities in companies similar to the Company, and have such additional powers and perform such other duties as may be prescribed by the Board.

(e) Chief Executive Officer. Subject to the powers of the Board, the chief executive officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making Officer, and have such additional powers and perform such other duties as may be prescribed by the Chairman of the Company or the Board.

(f) President. The president of the Company shall, subject to the powers of the Board and the chief executive officer of the Company, have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board are effectuated. The president of the Company shall have such other powers and perform such other duties as may be prescribed by the chief executive officer of the Company or by the Board.

(g) Chief Financial Officer. The chief financial officer of the Company shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of the Company’s assets, liabilities, receipts, disbursements, gains, losses, capital and Units. The chief financial officer of the Company shall have custody of the funds and securities of the Company, keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The chief financial officer of the Company shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer of the Company or the Board.

(h) General Counsel. The general counsel of the Company shall have general charge of the legal affairs of the Company, and shall cause to be kept adequate records of all suits or actions, of every nature, to which the Company may be a party, or in which it has an interest, with sufficient data to show the nature of the case and the proceedings therein. The general counsel of the Company shall prepare, or cause to be prepared, legal opinions on any subject necessary for the affairs of the Company, and shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer of the Company or the Board.

(i) Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the chief executive officer of the Company or the Board may from time to time prescribe. A vice president may be designated as an Executive Vice President, a Senior Vice President, an Assistant Vice President, or a vice president with a functional title.

(j) Secretary.

(A) The secretary of the Company shall keep all documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer of the Company or the Board. The secretary of the Company shall have the general duties, powers and responsibilities of a secretary of a corporation organized under the laws of the State of Delaware.

(B) If the Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of seniority, shall in the Company secretary’s absence, disability or inability to act, perform the duties and exercise the powers of the secretary of the Company, and shall perform such other duties as the chief executive officer of the Company or the Board may from time to time prescribe.

(k) Treasurer. The treasurer of the Company shall receive, keep, and disburse all moneys belonging to or coming to the Company. The treasurer of the Company shall prepare, or cause to be prepared, detailed reports and records of all expenses, losses, gains, assets, and liabilities of the Company as directed by the chief financial officer of the Company and shall perform such other duties in connection with the administration of the financial affairs of the Company as may from time to time be prescribed by the chief financial officer or the chief executive officer of the Company or by the Board.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS,

CAPITAL ACCOUNTS AND ALLOCATIONS OF PROFITS AND LOSSES

Section 3.1 Units. The Member’s ownership interest in the Company shall be measured by the number of units (the “Units”) owned by the Member. There shall be an aggregate of 100 Units allocated to the Member. The Company may in its discretion issue certificates to the Member representing the Units held by the Member.

Section 3.2 Contributions. The Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company.

Section 3.3 Additional Contributions. No Member shall have any obligation to make additional capital contributions to the Company.

Section 3.4 Allocations Generally. The Company’s profit and loss shall be allocated to the Member.

Section 3.5 Distributions. Except as provided in Article V and this Section 3.5, distributions shall, subject to the Act and other applicable law, be made to the Member at the times and in the aggregate amounts determined by the Board.

Section 3.6 Capital Accounts. A capital account (a “Capital Account”) shall be maintained for the Member in accordance with the capital accounting rules of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. The Member shall have an initial Capital Account balance equal to the Member’s initial capital contribution to the Company.

ARTICLE IV

ADMINISTRATIVE PROVISIONS

Section 4.1 Accounting Method. The accounting for Company purposes shall be in accordance with accounting principles determined by the Board.

Section 4.2 No Salaries to Member or the Board. No salary shall be paid to the Member or the Board for services to the Company.

Section 4.3 Entity Classification. For U.S. federal income tax purposes, the Company shall be disregarded as an entity separate from its owner within the meaning of Treasury Regulation §301.7701-3 and shall not make an election to be classified as a corporation.

ARTICLE V

DISSOLUTION AND TERMINATION

Section 5.1 Dissolution. The Company shall dissolve, and its affairs shall be wound up only upon the first to occur of the following: (i) the written consent of the Member or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (iii) at any time there are no member of the Company unless the Company is continued in accordance with the Act. The Member shall continue to be allocated profit and loss, in the manner set forth in Section 3.4 during the liquidation. The proceeds from liquidation of Company assets shall be applied as follows:

(1) satisfaction (whether by payment or the making of reasonable provision for payment) of debts and liabilities of the Company other than to the Member;

(2) to payment of amounts owed to the Member for amounts borrowed from and not repaid to the Member; and

(3) to the Member.

Section 5.2 Gains or Losses in Winding-Up. Any gain or loss on disposition of Company properties in the process of liquidation shall be credited or charged to the Member in the manner set forth in Section 3.4. Any property distributed in kind in the liquidation of the Company shall be valued and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Member in the manner set forth in Section 3.4.

Section 5.3 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Article V, and the certificate of formation of the Company in effect as of the date thereof shall have been canceled in the manner required by the Act.

ARTICLE VI

ADMISSION OF A MEMBER

Section 6.1 Admission of a Member. The Member has been admitted as a member of the Company pursuant to this Agreement. No other person may be admitted as a member of the Company unless the Member consents.

ARTICLE VII

GOVERNING LAW

Section 7.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 8.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person (as defined herein) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 8.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 8.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement; provided, however, that any indemnity under this Section 8.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 8.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.3.

Section 8.5 Covered Person. For purposes of this Article VIII, “Covered Person” shall mean any member of the Board, a Member, any affiliate of a member of the Board or a Member, any officer, director, shareholder, partner, member, employee, representative or agent of a member of the Board or a Member, or their respective affiliates, or any employee, officer or agent of the Company or its affiliates.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices or other communications given or made under this Agreement shall be in writing. Notices or other communications shall be mailed by regular mail, postage prepaid, to the Member at the address listed on the signature page, or at such other address as he or she may specify to the Company in a written notice pursuant to this Section 10.1.

Section 9.2 Entire Agreement. This document constitutes the entire Agreement and understanding by the Member and supercedes all prior agreements and undertakings, if any, with respect hereto.

Section 9.3 Amendment. This Agreement may be amended only upon the written consent of the Member.

Section 9.4 Captions. The titles and captions contained herein are for convenience only and shall not be deemed part of this Agreement.

Section 9.5 Definition.

(a) “Membership Interest” means, with respect to a Member, such Member’s entire interest (including its limited liability company interest) in the Company, and the property, assets, business and capital thereof, including (i) the share of the profits, losses and distributions of the Company allocable to such Member under the provisions of this Agreement and (ii) such Member’s right to vote or consent hereunder, any right to information provided hereunder or under the Act and any and all other rights provided hereunder or under the Act.

(b) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 9.6 Other. Each limited liability company interest in the Company shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Operating Agreement as of the date and year first written above.

DYNCORP INTERNATIONAL INC
(f/k/a DI Acquisition Corp.)

By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: President

Address:
c/o Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, NY 10021